Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-235343

Issuer Free Writing Prospectus, dated October 7, 2020

STEEL DYNAMICS, INC.
PRICING TERM SHEET

October 7, 2020

This term sheet to the preliminary prospectus dated October 7, 2020 should be read together with the preliminary prospectus before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus to the extent that it is inconsistent therewith.

$350,000,000 1.650% Notes due 2027 (the “2027 Notes”)

$400,000,000 3.250% Notes due 2050 (the “2050 Notes”)

Issuer:	Steel Dynamics, Inc.
Security Type:	Senior Unsecured Notes
Expected Ratings*:	Baa3 / BBB- / BBB (Stable / Stable / Stable)
Security:	1.650% Notes due 2027 3.250% Notes due 2050
Size:	2027 Notes: $350,000,000 2050 Notes: $400,000,000
Maturity Dates:	2027 Notes: October 15, 2027 2050 Notes: October 15, 2050
Coupon:	2027 Notes: 1.650% 2050 Notes: 3.250%
Interest Payment Dates:	2027 Notes: April 15 and October 15 commencing April 15, 2021 2050 Notes: April 15 and October 15 commencing April 15, 2021
Price to Public:	2027 Notes: 99.303% 2050 Notes: 96.333%
Benchmark Treasury:	2027 Notes: 0.375% due September 30, 2027 2050 Notes: 1.250% due May 15, 2050
Benchmark Treasury Price and Yield:	2027 Notes: 98-24+; 0.556% 2050 Notes: 91-27; 1.597%
Spread to Benchmark Treasury:	2027 Notes: + 120 bps 2050 Notes: + 185 bps

Yield to Maturity:	2027 Notes: 1.756% 2050 Notes: 3.447%
Make-Whole Call:	2027 Notes: T + 20 bps 2050 Notes: T + 30 bps
Par Call:	2027 Notes: At any time on or after August 15, 2027 (two months prior to the maturity date) 2050 Notes: At any time on or after April 15, 2050 (six months prior to the maturity date)
Trade Date:	October 7, 2020
Expected Settlement Date:	October 9, 2020 (T+2)
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	2027 Notes: 858119BN9/ US858119BN92 2050 Notes: 858119BP4/ US858119BP41
Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC PNC Capital Markets LLC Goldman Sachs & Co. LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Truist Securities, Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. Citizens Capital Markets, Inc. Fifth Third Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, telephone: collect at 1-212-834-4533; BofA Securities, Inc., telephone: 800-294-1322; Morgan Stanley & Co. LLC, telephone: 866-718-1649; or PNC Capital Markets LLC, telephone: 855-881-0697.

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